Exhibit 10.24
Larry A. Kitchen
2750 Fargo Way
Sparks, NV 89434
January 1, 2006
Board of Directors and
Mr. David Caldwell, President
Golden Phoenix Minerals, Inc.
Prater Way
Sparks, NV 89431
Dear Mr. Caldwell;
I greatly appreciate providing this engagement agreement to the Board of Directors of Golden Phoenix Minerals, Inc., pertaining to the management advisory and business consulting services I will be providing as the Principal Accounting Officer of Golden Phoenix Minerals, Inc. As the Principal Accounting Officer I will:
     • Provide financial and administrative support to the minesite personnel including Risk Management Programs, Cash Management & Treasury and Human Resources;
     • Assist with banking and financial institution relationships by providing documents;
     • Oversee the cost management and control procedures and assist with Core Business Builders in preparing your management reporting standards and ensure that these standards are met. This system will result in:
•	Monthly Financial, Cost, and Operational Management Statements

•	Monthly Research and development Project Progress Reports

•	Final Reports on completed Projects

•	Annual Financial Statements,
     • Assist in preparing the budget and projections. These items become important in increasing the value of the Company. Implementation of an accounting system, which will assist in evaluating the actual results against the budget for the company as a whole and each project (used in quarterly reporting in the public environment). Review the research underlying your assumptions and offer suggestions and comments, as necessary.
b. Using my prior knowledge of your company and industry and budgeting standards, I will assist in the evaluation of the assumptions used in preparing the management reporting standard for the 2005 year.
c. I will assist in preparing the budget. The expected reports include:
i. A budgeted income statement by month and project.
ii. A budgeted balance sheet by month.
iii. A budgeted cash flow statement by month and project.

I agree to provide these services for an agreed upon monthly rate of $2,000 payable in advance and reimbursement of business related expenses. Failure to pay the monthly fees by the 5th of the month will result in the cessation of work. I review the monthly fee on the first day of each calendar quarter to determine that the amount is appropriate for the level of service anticipated to be necessary during the coming quarter.
I very much appreciate this opportunity to serve Golden Phoenix Minerals, Inc., and look forward to a mutually profitable association.
If you have any questions or I can provide any additional data for your review, please give me a call. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to me.
Sincerely,
Larry A. Kitchen
Agreement:
This letter correctly sets forth the understanding of Golden Phoenix Minerals, Inc.

Officer signature:

Title:

Date: